                                                     Filing under Rule 424(b)(2)
                                       Registration Statement File No. 333-51657


                    PROSPECTUS SUPPLEMENT DATED MAY 15, 1998
                       (To Prospectus Dated May 14, 1998)



                                 603,300 shares

                         Genzyme Transgenics Corporation

                     Common Stock, $0.01 par value per share


       Genzyme Transgenics Corporation (the "Company") intends to offer, in a privately-negotiated transaction and pursuant to a Common Stock Purchase Agreement dated May 15, 1998 (the "Purchase Agreement") between the Company and the purchaser(s) named therein, 603,303 shares of its Common Stock at a price per share of $10.80 (the "Offered Shares"). The Offered Shares will be offered directly by the Company pursuant to the Purchase Agreement. No underwriter has been or will be engaged by the Company in connection with the sale of any of the Shares. The Common Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol "GZTC." It is expected that the Offered Shares will be ready for delivery on the closing date under the Purchase Agreement.


                                            Price to       Proceeds to
                                             Public         Company (1)

Per Share...............................  $       10.80   $       10.80
Total...................................  $6,515,640.00   $6,515,640.00



(1)      Before deducting expenses payable by the Company estimated at $16,020.




           AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
            A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE ONE OF
                  THE PROSPECTUS TO WHICH THIS IS A SUPPLEMENT.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.




             The date of this Prospectus Supplement is May 15, 1998